                                                                  EXHIBIT A

                           Consulting Agreement


   This Consulting Agreement (this "Agreement") is entered into and effective as of October 28, 1999 (the "Effective Date"), by and between Designs, Inc., a Delaware corporation (the "Corporation"), with its principal executive offices located at 66 B Street, Needham, Massachusetts 02494, and Jewelcor Management, Inc., a Nevada corporation (the "Independent Contractor"), having its principal executive offices located at 100 North Wilkes-Barre Boulevard, Wilkes-Barre, Pennsylvania 18702.


                            Recitals

   WHEREAS, the Corporation desires to retain the Independent Contractor to act as a consultant to assist in developing and assist in implementing a strategic plan for the Corporation and for other related consulting services to which the parties may agree, as described in Schedule A attached hereto and incorporated herein by reference (the "Services"); and


   WHEREAS, the Independent Contractor agrees to perform the Services for the Corporation under the terms and conditions set forth in this Agreement, it being expressly understood that the Independent Contractor shall perform Services as an independent contractor and nothing contained herein shall be construed to be inconsistent with this relationship or status;


   NOW, THEREFORE, for and in consideration of the mutual promises and covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and the Independent Contractor hereby agree as follows:



                           Section One

      Representations and Warranties of the Independent Contractor


   The Independent Contractor represents, warrants, covenants and agrees that:

   (a) the Independent Contractor is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is duly qualified and in good standing as a foreign corporation in each jurisdiction where its performance of Services requires such qualification;


   (b) the Independent Contractor has all necessary power and authority to execute and deliver this Agreement and to perform all of its obligations under this Agreement;


   (c) this Agreement has been duly and validly authorized, executed and delivered by the Independent Contractor, and constitutes the valid and binding obligation of the Independent Contractor, and is enforceable against the Independent Contractor in accordance with its terms; and


   (d) the execution, delivery and performance by the Independent Contractor of this Agreement does not (1) violate or conflict with any provision of the Independent Contractor's charter or by-laws; (2) violate, conflict with, or result in a breach or termination of (or require any consent or approval under) any agreement, license, arrangement or understanding, whether written or oral, to which the Independent Contractor, its agents or employees (or any one of them) is a party; or (3) violate any law, judgment, decree, order, rule or regulation applicable to the Independent Contractor, its agents or employees (or any one of them).


                            Section Two

           Representations and Warranties of the Corporation


   The Corporation represents, warrants, covenants and agrees that:

   (a) the Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;


   (b) the Corporation has all necessary power and authority to execute and deliver this Agreement and to perform all of its obligations under this Agreement;


   (c) this Agreement has been duly and validly authorized, executed and delivered by the Corporation, and constitutes the valid and binding obligation of the Corporation, and is enforceable against the Corporation in accordance with its terms; and


   (d) the execution, delivery and performance by the Corporation of this Agreement does not (1) violate or conflict with any provision of the Corporation's Certificate of Incorporation or by-laws; (2) violate, conflict with, or result in a breach or termination of (or require any consent or approval under) any agreement, license, arrangement or understanding, whether written or oral, to which the Corporation is a party; or (3) violate any law, judgment, decree, order, rule or regulation applicable to the Corporation.



                           Section Three

                        Nature of the Services


   In accordance with the terms and conditions of this Agreement, the Independent Contractor shall, to the extent requested from time to time by the Corporation, perform consulting Services for the benefit of the Corporation with respect to all matters relating to or affecting all items contained in Schedule A attached hereto. The Independent Contractor shall perform such additional Services as may be agreed to by both parties from time to time in writing which, when so agreed, shall be deemed incorporated into this Agreement. The Independent Contractor shall perform Services at the direction of the President and Chief Executive Officer of the Corporation (or another executive officer of the Corporation as may be designated from time to time by the Board of Directors of the Corporation). As a part of the Independent Contractor's consulting Services, the Independent Contractor shall review, analyze, and make suggestions to the Corporation on all matters included in Schedule A attached hereto. The Independent Contractor agrees and stipulates that this Agreement is a personal service contract under which Services shall be performed by particular agents and employees of the Independent Contractor who are subject to the approval of the Corporation from time to time. The Corporation initially approves Seymour H. Holtzman, Richard L. Huffsmith, James Verano, Joseph F. Litchman, and Brian A. Bufalino, together with support staff directly reporting to and under the personal supervision of such individuals as required for such Services, as individuals to perform Services hereunder. The Independent Contractor shall furnish the Corporation with a properly completed Request for Taxpayer Identification Number and Certification on Form W-9, upon receipt of said Form W-9 from the Corporation.



                           Section Four

                           Compensation


   Subject to the provisions of this Section 4, the consideration to be furnished to the Independent Contractor by the Corporation for the Services rendered by the Independent Contractor under this Agreement shall consist of
(a) a non-qualified stock option described in Section 4.1 hereof; (b) to the extent that the total compensation for the Services so rendered as finally determined in accordance with Section 4.2 hereof exceeds the fair market value of such stock option, cash payments (or, at the election of the Independent Contractor, shares of the Corporation's Common Stock, $0.01 par value per share ("Common Stock"), in lieu of cash payments, equal in value to such cash payments); and (c) the reimbursement of actual and direct out-of-pocket expenses incurred by the Independent Contractor in the rendering of Services under this Agreement.

   4.1 The Corporation shall grant the Independent Contractor a non-qualified stock option exercisable for up to 400,000 shares of Common Stock at a purchase price equal to $1.15625 per share, which price per share is equal to the closing price on the Effective Date of shares of Common Stock as reported by the NASDAQ Stock Market, Inc. (the "Stock Option"). The Stock Option shall become fully vested immediately following the termination of the Corporation's Shareholder Rights Agreement dated as of May 1, 1995, as amended. The Stock Option shall expire and no longer be exercisable after April 30, 2002. The Stock Option shall be evidenced by a Non-Qualified Stock Option Agreement substantially in the form of the form of option agreement attached as Schedule B hereto. The Corporation, in consultation with such independent consultants as the Board of Directors of the Corporation may deem appropriate, shall determine the fair market value of the Stock Option as of the Effective Date and such determination shall be binding on the Corporation and the Independent Contractor.


   4.2 Within fifteen (15) days following the end of each calendar month during the term of this Agreement, the Independent Contractor shall furnish the Corporation with an invoice with respect to the month then ended, which, pending the determination of the final compensation rate for Services as contemplated by this Section 4.2, shall reflect the Independent Contractor's estimated base rate for such Services. Each invoice for Services shall include or be preceded by an election of whether the Independent Contractor wishes to receive its compensation in the form of cash or shares of Common Stock. The Board of Directors of the Corporation, in consultation with such independent consultants as the Board or a committee thereof may deem appropriate and based upon the advice of such consultants, shall reasonably determine in good faith the final rate of compensation for the Services on a basis consistent with rates for such Services prevailing in the market for comparable consulting services, and whether the amounts of any invoices are consistent therewith.
The determination of the Board based upon such advice shall be binding on the Corporation and the Independent Contractor. If the Independent Contractor elects to receive shares of Common Stock in respect of Services in any month, then the number of shares of Common Stock so issued shall be determined using the closing price of Common Stock as reported by the NASDAQ Stock Market, Inc. on the fifteenth (15th) day of the month following the month in which such Services were rendered.


  4.3 To the extent, if any, that the total compensation for the Services rendered as finally determined in accordance with Section 4.2 hereof may be less than the value of the Stock Option and the amounts invoiced by the Independent Contractor, the amounts payable in respect of such invoices shall be appropriately reduced or the Services to be provided by the Independent Contractor shall be appropriately extended or expanded, or additional services provided, or both, to adjust for any such excess as reasonably determined by the Board. The fair market value of the Stock Option shall be the first compensation applied towards the amounts owed the Independent Contractor for Services rendered.


   4.4 Subject to Section 15 hereof, the Corporation shall reimburse the Independent Contractor, within thirty (30) days following receipt of documentation that satisfies the Corporation's travel and expense reimbursement policies, an amount in cash equal to the actual and direct cost of all reasonable out-of-pocket expenses incurred by the Independent Contractor in the rendering of Services under this Agreement. The Independent Contractor hereby acknowledges that it has received in writing, read and understands the Corporation's travel and expense reimbursement policies in effect as of the Effective Date.



                           Section Five

                            Duration


   The term of this Agreement shall be for a period of six (6) months commencing on October 28, 1999, and ending on April 28, 2000 (the "Expiration Date"). However, either party may terminate this Agreement at any time prior to the Expiration Date upon thirty (30) days prior written notice to the other party. The provisions of Sections 5, 11, 12, 13 and 14 hereof shall survive any such expiration or early termination of this Agreement.




                           Section Six

                          Place of Work


   It is understood that the Services shall be rendered primarily from the Independent Contractor's offices in Wilkes-Barre, Pennsylvania and Boca Raton, Florida, but that any approved agent or employee of the Independent Contractor shall, upon request of the Corporation, travel to the Corporation's executive offices located at 66 B Street, Needham, Massachusetts, or such other places as may be designated by the Corporation.




                          Section Seven

                         Time Devoted To Work


   In performing the Services, the hours that approved agents and employees of the Independent Contractor work on any given day shall be entirely within the Independent Contractor's control and the Corporation shall rely upon the Independent Contractor to determine the number of hours as is reasonably necessary to fulfill the spirit and purpose of this Agreement.



                          Section Eight

                   Status of Independent Contractor


   The Independent Contractor and the Corporation acknowledge and agree that the Independent Contractor shall perform the Services hereunder as an "independent contractor" and not as agent or employee of the Corporation, and nothing herein shall be construed to be inconsistent with this relationship or status. The Independent Contractor, its agents and agreed between the parties hereto that the Independent Contractor is solely responsible for all labor and expenses in connection with the performance of every obligation of the Independent Contractor hereunder. The Independent Contractor assumes the responsibility for furnishing the Services hereunder and shall withhold and pay when due all employment taxes required by federal, state and local laws, including, without limitation, all social security and withholding taxes, and contributions for unemployment and compensation funds. The Independent Contractor acknowledges and understands that the Corporation will not maintain worker's compensation, health or liability insurance on behalf of the Independent Contractor.



                            Section Nine

                         Materials and Equipment


   Except as provided herein, the Independent Contractor shall furnish, at its own expense, all materials and equipment necessary to carry out the terms of this Agreement.



                         Section Ten

                        Work Standards


   The Independent Contractor shall adhere to professional standards and shall perform all Services required under this Agreement in a manner consistent with generally accepted procedural standards.



                         Section Eleven

                      Copyrights and Patents


   The Corporation shall own all copyrights and/or patents developed by the Independent Contractor while performing the Services provided under this Agreement. All improvements, discoveries, ideas, inventions, concepts, trade names, trademarks, service marks, logos, processes, products, computer programs or software, subroutines, source codes, object codes, algorithms, machines, apparatuses, items of manufacture or composition of matter, or any new uses therefore or improvements thereon, or any new designs or modifications or configurations of any kind, or work of authorship of any kind, including without limitation, compilations and derivative works, and techniques (whether or not copyrightable or patentable) conceived, developed, reduced to practice or otherwise made by the Independent Contractor, or any of the Independent Contractor's agents or employees, and in any ways related to the rendering of Services under this Agreement shall become property of the Corporation. The Independent Contractor agrees to assign, and hereby does assign (and hereby agrees to cause its agents and employees to assign), to the Corporation any and all copyrights, patents and propriety rights in any such invention to the Corporation, together with the right to file and/or own wholly without restrictions applications for United States and foreign patents, trademark registration and copyright registration and any patent, or trademark or copyright registration issuing thereon.



                            Section Twelve

                  Privileged and Confidential Information



12.1 The Corporation and the Independent Contractor acknowledge that the Corporation has acquired and developed, and will continue to acquire and develop, information related to its business and its industry which is secret and confidential in character and is and will continue to be of great and unique value to the Corporation and its subsidiaries and affiliates. The term "confidential information" as used in this Agreement shall mean all trade secrets, propriety information and other data or information (and any tangible evidence, record or representation thereof), whether prepared, conceived or developed by an employee of the Corporation or received by the Corporation from an outside source (including the Independent Contractor), which is in the possession of the Corporation, which is maintained in confidence by the Corporation or any subsidiary or affiliate of the Corporation or which might permit the Corporation or any subsidiary or affiliate of the Corporation or any of their respective customers to obtain a competitive advantage over competitors who do not have access to such trade secrets, proprietary information, or other data or information, including, without limitation, information concerning the Corporation's seasonal product line plans, store and brand image and trade dress developments and strategies, business plans, real estate leasing terms, conditions and plans, occupancy costs, customers, suppliers, designs, advertising plans, marketing plans merchandising plans, market studies and forecasts, competitive analyses, pricing policies, employee lists, and the substance of agreements with landlords, tenants, subtenants, customers, suppliers and others. The term "confidential information" also includes information that the Corporation has in its possession from third parties, that such third parties claim to be confidential or proprietary, and which the Corporation has agreed to keep confidential. However, the term "confidential information" as used in this Agreement shall not include information that is generally known to the public or in the trade as a result of having been disclosed by the Corporation in a press release or in a filing by the Corporation with the U.S. Securities and Exchange Commission. The Independent Contractor shall keep and maintain all confidential information in complete secrecy, and shall not use for itself or others, or divulge to others, any knowledge, data or other information relating to any matter which is confidential information relating to the Corporation obtained by the Independent Contractor as a result of its Services, unless authorized in writing by the Corporation in advance of such use or disclosure. All written information made available to the Independent Contractor by the Corporation, which concerns the business activities of the Corporation, shall be the Corporation's property and shall, if requested in writing by the Corporation, be delivered to it on the termination or expiration of this Agreement.



12.2 The Independent Contractor acknowledges that money alone will not adequately compensate the Corporation for breach of any confidentiality agreement herein and, therefore, agrees that in the event of the breach or threatened breach of such agreement, in addition to other rights and remedies available to the Corporation, at law, in equity or otherwise, the Corporation shall be entitled to injunctive relief compelling specific performance of, or other compliance with, the terms hereof, and such rights and remedies shall be cumulative.



                           Section Thirteen

                           Indemnification


13.1 The Independent Contractor shall defend, indemnify and hold harmless the Corporation (including, without limitation, the Corporation's successors, assigns, subsidiaries, affiliates and contractors and their respective officers, directors, employees, agents and other representatives) from and against all liabilities, losses, claims, actions, damages, expenses (including but not limited to attorneys' fees), suits and assessments (whether proven or not) based upon or arising out of damage or injury (including death) to persons or property caused by Independent Contractor in connection with the performance of Services, or based upon any violation of any applicable statute, law, ordinance, code or regulation. The Independent Contractor shall also defend, indemnify and hold harmless the Corporation against all liability and loss in connection with, and shall assume full responsibility for, payment of all federal, state, or local income taxes imposed or required under applicable laws with respect to Services performed and compensation paid the Independent Contractor under this Agreement.



13.2 Notwithstanding anything contained in the preceding paragraph, the Corporation shall defend, indemnify and hold harmless the Independent Contractor (including, without limitation, the Independent Contractor's successors, assigns, subsidiaries, affiliates and contractors and their respective officers, directors, employees, agents and other representatives) out of damage or injury (including death) to persons or property caused by the Corporation in connection with the Corporation's performance of its obligations under this Agreement (including, but not limited to, claims based upon the material supplied to the Independent Contractor by the Corporation and utilized by the Independent Contractor in performing the Services), or based upon any violation of any applicable statute, law, ordinance, code or regulation.



                          Section Fourteen

                        Compliance with Laws



   The parties agree that all obligations to be performed by the parties under this Agreement shall be performed in compliance with all then applicable federal, state and local laws and regulations.




                          Section Fifteen
                             Approvals



15.1 In addition to approvals required by other Sections of this Agreement, the Independent Contractor shall seek to obtain the Corporation's written approval in advance of all expenditures in excess of four thousand dollars ($4,000.00) incurred in connection with the rendering of Services and for which the Independent Contractor seeks reimbursement from the Corporation. In addition, all estimates presented to the Corporation by the Independent Contractor for the Corporation's consideration and/or approval shall be carefully prepared and shall be based upon reasonable assumptions using the Independent Contractor's best judgment.


15.2 All approvals by the Corporation must be in writing and shall be sought from the President and Chief Executive Officer of the Corporation, or such other person that the Board of Directors may designate in writing from time to time. As of the date of this Agreement the President and Chief Executive Officer of the Corporation is John J. Schultz. If the Corporation fails to approve in writing any matter submitted for approval within fifteen (15) days from the date of its submission, then the matter submitted for approval shall be deemed to be disapproved.




                           Section Sixteen

                              Notices



   All notices and other communications required or permitted to be given under this Agreement by one party to another shall be in writing and the same shall be deemed effective when delivered (i) in person, (ii) by United States certified or registered first class or priority mail, return receipt requested,
(iii) by nationally-recognized overnight delivery or courier service, or
(iv) by facsimile transmission (781-449-8666 for the Corporation, and 570-820-7014 for the Independent Contractor), and addressed to the party's principal offices set forth on page one of this Agreement, or at such other address or facsimile telephone number as may be designated in writing by such party to the other in accordance with the requirements of this Section 16.




                          Section Seventeen

                           Governing Law


   The place of this Agreement, its status, or forum is at all times in the County of Norfolk, Commonwealth of Massachusetts, in which County and Commonwealth all matters, whether sounding in contract or in tort relating to the validity, construction, interpretation, and enforcement of this Agreement, shall be determined. This Agreement shall be construed and enforced according to the laws of Massachusetts without regard to its principles of conflicts of laws. Any action on the Agreement or arising out of its terms and conditions shall be instituted and litigated in the courts of the Commonwealth of Massachusetts. In accordance, the parties submit to the jurisdiction of the courts of the Commonwealth of Massachusetts. The prevailing party in any such litigation shall be entitled to recover its reasonable attorneys' fees in addition to any damages that may result from a breach of this Agreement.




                           Section Eighteen

                            Miscellaneous



   This Agreement may not be modified, amended, or waived, except by a writing executed by both parties hereto. This Agreement, and all attached or referenced schedules, exhibits and attachments, constitutes the full and entire understanding and agreement between the two parties with regard to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter. The section headings herein are for convenience of reference only, are not part of this Agreement and shall have no effect on the interpretation of this Agreement or the provisions
hereof.   Neither this Agreement nor any interest therein, or claim thereunder, shall be assigned or transferred by the Independent Contractor to any party or parties. If any provision of this Agreement shall to any extent be invalid or unenforceable, such invalid or unenforceable provision shall be reformed to the extent required to make it valid and enforceable to the maximum extent possible under law, and the remainder of this Agreement shall not be affected thereby, with each provision hereof being valid and enforceable to the fullest extent permitted by law. This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement.



   IN WITNESS WHEREOF, the parties have signed, sealed and delivered this Consulting Agreement in duplicate, each of which is deemed an original, as of the Effective Date.


ATTEST:                          DESIGNS, INC.


                                      /s/ John J. Schultz
_____________________________    By: ___________________________________
                                               (Signature)
                                     Print Name: John J. Schultz
                                     Print Title: President and Chief
                                                  Executive Officer



ATTEST:                           JEWELCOR MANAGEMENT, INC.


                                     /s/ Richard L. Huffsmith
___________________________     By: ___________________________________
                                              (Signature)
                                    Print Name: Richard L. Huffsmith
                                    Print Title: Vice-President/General Counsel

                                                                   SCHEDULE A



                              Consulting Agreement

                                    Between


                           JEWELCOR MANAGEMENT, INC.

                                     And

                                  DESIGNS, INC.



                                 Dated as of
                               October 28, 1999




                                   SERVICES



   The services to be performed by the Independent Contractor are to assist in developing and assist in implementing a strategic operating plan, which assistance shall include:


   (a) assist in seeking to reduce operating expenses and overhead, merchandising, budgeting, financing, real estate, insurance, corporate development, and investor relations;


   (b) assist in seeking to identify and hire certain management level employees;


   (c)   assist in analysis and negotiation of business relationships;


   (d) assist in analysis, drafting and negotiation of arrangements with certain executive officers and others; and


   (e) such other services as the Board of Directors may reasonably request from time to time.

                                                                  SCHEDULE B








                                DESIGNS, INC.

                      NON-QUALIFIED STOCK OPTION AGREEMENT


  400,000                                                 October 28, 1999
No. of Shares                                                  Date



  Designs, Inc., a Delaware corporation (the "Company"), hereby grants to

  Jewelcor Management, Inc., a Nevada corporation

  (the "Optionee"), an Option to purchase on or prior to April 28, 2002 (the "Expiration Date") all or any part of 400,000 shares (the "Option Shares") of the Company's Common Stock, $0.01 par value per share ("Common Stock"), at a price of $1.15625 per share in accordance with the schedule set forth in
Section 1 hereof. This Option shall be governed by the laws of The Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.



  1. Vesting Schedule. This Option shall become vested and exercisable with respect to the following number of Option Shares according to the timetable set forth below:

                                                                    Cumulative
                        Percentage of Option Shares                 Percentage
                       Becoming Available for Exercise              Available

Before November 11, 1999             0%                                  0%
On and after November 11, 1999      100%                                100%



  2. Manner of Exercise. The Optionee may exercise this Option only in the following manner: from time to time on or prior to the Expiration Date of this Option, the Optionee may give written notice to the Company of its election to purchase some or all of the vested Option Shares purchasable at the time of such notice. Said notice shall specify the number of shares to be purchased.

  Payment of the purchase price for the Option Shares may be made by one or more of the following methods: (1) in cash, by certified or bank check or other instrument acceptable to the Board of Directors of the Company; or (2) in the form of shares of Common Stock that are not then subject to any restrictions (subject to the discretion of the Board of Directors of the Company); or (3) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price; provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Board of Directors of the Company shall prescribe, if any, as a condition of such payment procedure. Payment instruments will be received subject to collection. The delivery of certificates representing the Option Shares will be contingent upon the Company's receipt from the Optionee of full payment therefor, as set forth above, and any agreement, statement or other evidence as the Company may require to satisfy to itself that the issuance of Option Shares to be purchased pursuant to the exercise of Options and any subsequent resale of the shares will be in compliance with applicable laws and regulations. If requested upon the exercise of this Option, certificates for shares may be issued in the name of the Optionee jointly with another person, and the foregoing representations shall be modified accordingly. Notwithstanding any other provision hereof, no portion of this Stock Option shall be exercisable after the Expiration Date hereof.


  3. Non-transferability of Option. This Option shall not be transferable by the Optionee and shall be exercisable only by the Optionee, except, upon written notice to the Company, the Optionee may transfer this Option to an entity wholly owned by the Optionee.


  4. Option Shares. The Option Shares are shares of the Common Stock of the Company as constituted on the date of grant of this Option. In the event that the Company effects a stock dividend, stock split or similar change in capitalization affecting Common Stock, the Board of Directors of the Company shall make appropriate adjustments in (i) the number of Option Shares remaining subject to this Option, and (ii) the purchase price per share at which the Optionee may purchase Option Shares hereunder. In the event of any merger, consolidation, dissolution or liquidation of the Company, the Board of Directors, in its sole discretion may make such substitution or adjustment in the number of Option Shares purchasable pursuant to this Option and in the purchase price per share at which the Optionee may purchase Option Shares hereunder at it may determine and as may be permitted by the terms of such transaction, or accelerate, amend or terminate this Option upon such terms and conditions as it shall provide (which, in the case of the termination of the vested portion of the Option Shares hereunder, shall require payment or other consideration which the Board of Directors deems equitable in the circumstances).

  5. No Special Rights. This Option will not confer upon the Optionee any additional rights other than those described herein.


  6. Rights as a Shareholder. The Optionee shall have no rights as a shareholder with respect to any shares of Common Stock which may be purchased by exercise of this Option date is prior to the date such stock certificate is issued.

  7. Qualification under Section 422. It is understood and intended that the Option granted hereunder shall not qualify as an "incentive stock option" as defined in Section 422 of the Code.


  8. Miscellaneous. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to Optionee at the address set forth below or, in either case, at such other address for a party as such party may subsequently furnish to the other party in writing.




                                 DESIGNS, INC.


                                      /s/ Kenneth F. Rogers, Jr.
                                 By: ______________________________
                                           (Signature)
                                 Print Name: Kenneth F. Rogers, Jr.
                                 Print Title: Senior Vice-President  and
                                              Chief Financial Officer


   Receipt of the foregoing Option is acknowledged and its terms and conditions are hereby agreed to:



                                  JEWELCOR MANAGEMENT, INC.


                                      /s/ Richard L. Huffsmith
Date: ______________________      By: _____________________________
                                              (Signature)
                                  Print Name: Richard L. Huffsmith
                                  Print Title: Vice-President/
                                               General Counsel


                                  100 North Wilkes-Barre Boulevard
                                  Wilkes-Barre, Pennsylvania  18702